Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Inpixon on Form S-3 [File No. 333-223960]; Registration Statements on Form S-8 [File No. 333-237659], [File No. 333-234458], [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295] and [File No. 333-195655]; and Registration Statements on Form S-1 [File No. 333-233763] and [File No. 333-232448] of our report, dated January 7, 2021, with respect to our audit of the financial statements of nanotron Technologies GmbH as of December 31, 2019 and for the year ended December 31, 2019 appearing in the Current Report on Form 8-K/A of Inpixon filed as of January 15, 2021.

/s/ ECOVIS Audit AG

ECOVIS Audit AG

Berlin, Germany

January 15, 2021